KEELEY FUNDS, INC.
SECOND AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of this 1st day of October, 2006, to the Fund Accounting Servicing Agreement, dated April 15, 2005, as amended April 10, 2006 (the "Agreement"), is entered by and between KEELEY FUNDS, INC., a Maryland Corporation (the "Company") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into an Fund Accounting Servicing Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

A.	Section 15 of the agreement shall be replaced in its entirety with the following:

Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period not less than 36 months. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

B.	The following language shall be added to the Agreement at Section 24:

Early Termination. In the absence of any material breach of this agreement, should the Trust elect to terminate this agreement prior to the end of the term, the trust agrees to pay the following fees:

(a)	All monthly fees through the life of the contract, including the rebate of any negotiated discounts;

(b)	All fees associated with converting services to successor service provider;

(c)	All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

(d)	All out-of-pocket costs associated with a-c above.

C.	Exhibit B of the Agreement, the fee schedule, is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: ______________________________	By: ________________________________

Name: ____________________________	Name:______________________________

Title:	Title: